As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVESTOOLS INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0685039
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

45 Rockefeller Plaza, Suite 2012

New York, New York  10111

(801) 816-6918

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lee K. Barba

Chief Executive Officer

Investools Inc.

45 Rockefeller Plaza, Suite 2012

New York, New York  10111

(801) 816-6918

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Leslie J. Weiss

Sugar, Friedberg & Felsenthal LLP

30 North LaSalle Street, Suite 3000

Chicago, Illinois  60602

(312) 704-9400

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value	3,083,178	$11.05	$34,069,116.90	$1,338.92

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such number of additional shares of common stock as may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the common stock as reported on March 24, 2008 on the NASDAQ Global Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  Neither we, nor the selling stockholders, may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2008

Prospectus

3,083,178 Shares

Investools Inc.

Common Stock

                    This prospectus relates to the sale by the selling stockholders of up to 3,083,178 of our shares of common stock from time to time.  The shares were issued to the selling stockholders in connection with our merger with thinkorswim Group, Inc., or thinkorswim, on February 15, 2007.  The selling stockholders are former holders of equity interests in thinkorswim.  These shares of our common stock are being registered pursuant to a stockholders’ agreement with the selling shareholders.

                    The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market.  The selling shareholders may sell the shares through ordinary brokerage transactions or through any means described in the section titled “Plan of Distribution.”  The selling shareholders may sell any, all or none of the shares offered by this prospectus.

                    The prices at which the selling shareholders may sell the shares will be determined by prevailing market prices or through privately negotiated transactions.  We will not receive any proceeds from the sale of any of the shares.

                    Our common stock is listed on the NASDAQ Global Market under the symbol “SWIM.”  On March 20, 2008, the closing sale price of our common stock was $10.81 per share.

                Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described under “Risk Factors” beginning on page 2 of this prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2008.

You may rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date of the prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of the prospectus.  Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in documents incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which represents our management’s beliefs and assumptions concerning future events.  When used in this prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes” or similar language.  These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.  In addition, the forward-looking statements reflect only our current views concerning future events, and we assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements we make, whether as a result of new information, future events, or otherwise.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements.  Potential factors that could affect our results include those described in this prospectus under “Risk Factors.”  In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus might not occur or prove to be correct.

THE COMPANY

We offer retail investors a full range of financial services technology as a leading online broker for the educated investor. Our diverse portfolio of student and brokerage account acquisition channels seeks to initiate each customer relationship based on consistent use of our products and services to create maximum lifetime value per customer. We achieve this goal by offering our students and traders a full range of investor education and transaction services through a broad curriculum of courses in equity securities, options, forex, futures, index products, other derivates and fixed income investment analysis integrated with award winning online brokerage services accessed through software, web-based and mobile applications.

Our business strategy is based on educating our students and accounts to understand, analyze and manage investment and portfolio risk with the objective of preserving capital. Customers are instructed in a seven step disciplined, risk-adjusted approach to the capital markets which includes creating a watch list of investments in our paperMoney application to practice trading strategies prior to entering the markets. Building our retail customer relationships on the foundation of investor education, we have created a high value, active account base for our brokerage services with a profitable customer acquisition model for students sourced through our investor education business unit. We believe that this business strategy is scalable and positions us for continued growth in customer acquisition, sales and profitability.

Our Investor Education Segment offers a comprehensive suite of investor education products and services for stock, option, foreign exchange, futures, mutual fund and fixed-income investors. Our products and services are primarily built around an investing method that is designed to teach both experienced and beginning investors how to approach the selection process for investment securities and actively manage their investment portfolios. Course offerings are generally combined with web-based tools, personalized instruction techniques and ongoing service and support and are offered in a variety of learning formats, which solidify the students' understanding of the investing process and help in their effort to take control of their financial future.

thinkorswim is a leading online brokerage firm and provider of related technology-based financial services to self-directed options traders and retail investors.  thinkorswim offers customers a broad range of products including equity securities, index products, exchange traded options, futures, mutual funds, bonds and forex.  Since it began its brokerage operations in 2001, thinkorswim has been creating innovative technology for its customers.  thinkorswim provides sophisticated trading tools and analytics, including tools for devising and implementing complex, multi-leg options strategies as well as other investment strategies.  thinkorswim also provides unique, scalable, software-based front end trading platforms that allow its customers to trade electronically and to implement these complex strategies with a single click.  thinkorswim offers its customers an automated and user friendly account opening process and provides its customers access to its trade desk, which is staffed with experienced traders, who provide real-time customer support via email and telephone.  thinkorswim customers are able to monitor their positions, view their account balances and profits and losses on a real time basis.  The combination of thinkorswim’s unique technology and its customer service has resulted in a high degree of customer loyalty.

Since it began operations, thinkorswim has substantially increased its number of brokerage accounts, average daily trading volume and total assets in customer accounts.  These trends have accelerated since the merger with thinkorswim, as many of the Investools education customers have opened accounts at thinkorswim.  We intend to increase the breadth of our product and service offerings in both the investor education and brokerage and financial services segments of our business.

In connection with the merger with thinkorswim, we acquired thinkorswim Advisors, Inc. (“Advisors”), a subsidiary of thinkorswim and a Securities and Exchange Commission (“SEC”) registered investment adviser.  Advisors provides investment management services based upon diversified portfolios, which include alternative investment styles.  It also offers traditional and return enhanced investment strategies.  Advisors’ Red Option division provides a monthly subscription service that provides trade recommendations for a number of options trading strategies.  Advisors has an educational division focused on options trading, called Option Planet.

Our products and services have received numerous accolades from third parties including thinkorswim’s ranking by Barron’s as one of the top rated online brokers in 2008 and its top rated software-based online broker and best for options traders (2006 & 2007), and Prophet’s top Barron’s ranking for best technical analysis tools (2002-2006).

Our corporate offices are located at 45 Rockefeller Plaza, Suite 2012, New York, New York 10111, and our telephone number is (801) 816-6918.  We also maintain significant operational offices in Draper, Utah and Chicago, Illinois.  Our website is www.investools.com.  The information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our shares being offered in this prospectus involves a high degree of risk.  In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors.  If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially affected and the trading price of our common stock could decline.

Risks Related to Our Business

If we do not successfully introduce new programs, products and services, our growth rate and revenue will be reduced.

Our growth strategy for the educational segment of our business is dependent on our ability to sell existing training programs, products and services to new students, to open new markets and to develop and introduce new educational programs, products and services.  If we are unable to expand our markets and products, our growth rate and revenue will be reduced.  Market conditions and the level of customer interest may be different for our current products than for new products. Marketing costs and methods may also differ in new markets, and there can be no assurance that we will be able to compete favorably with, and obtain market acceptance for, any such new programs, products or services.  thinkorswim’s growth strategy also is dependent upon the development of new, and the enhancement of existing, products and services.  The financial services industry involves rapid technological change and continually evolving industry standards and practices.  Our failure to keep abreast of such changes could result in our technology and systems and our product offerings becoming obsolete.  The development of new products involves significant risks.  We may not be able to adapt our new products or services to new standards in the marketplace.  In addition, changes in technologies could force us to incur substantial expenditures to appropriately modify our infrastructure and our products and services.

If we are not able to continually enhance our web-based products and services and adapt them to changes in technology, our future revenue growth could be adversely affected.

If our improvement and adaptation of our web-based products and services is delayed, results in systems interruptions or is not aligned with market expectations or preferences, our revenue growth could be adversely affected.  The online environment is rapidly evolving, and the technology used in web-based products changes quickly.  We must therefore, be able to quickly modify our solutions to adapt to emerging online standards and practices, technological advances, and changing user and sponsor preferences.  Ongoing enhancement of our web site, web-based products and related technology will entail significant expense and technical risk.  We may use new technologies ineffectively or fail to adapt our web site, web-based products and related technology on a timely and cost-effective basis.

Our corporate debt levels may limit our ability to obtain additional financing.

At December 31, 2007, we had an outstanding balance of $117.5 million in senior secured term loans and $25 million in available senior secured revolving loan facilities.  Our ratio of debt (our senior secured term loans and capital lease obligations) to equity (expressed as a percentage) was 73% at December 31, 2007.

Our loan agreements, which contain a number of restrictive covenants that affect our business, restrict our ability to, among other things, sell or lease assets, pay dividends or other distributions to stockholders, engage in mergers or consolidations, create liens on assets, and borrow money or issue guarantees.

In addition, as a result of the covenants and restrictions contained in our loan agreements, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities either through acquisitions or internal expansion.  The terms of any future indebtedness could include more restrictive covenants.

We cannot assure you that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.

We may incur additional indebtedness in the future, including in connection with future acquisitions.  Our level of indebtedness, among other things could:

•                  make it more difficult or costly for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business; or

•                  make us more vulnerable in the event of a downturn in our business.

We may desire or need to raise additional capital in the future, which may not be available on terms acceptable to us.

If we need but are unable to obtain additional capital to expand our operations and invest in new products and services, our business may be adversely affected.  In the future, we may require substantial additional capital to finance ongoing operations or the growth of our business.  To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds.  We cannot be certain that we will be able to obtain additional financing on favorable terms.  If we fail to raise additional funds, we may need to sell debt or additional equity securities or to reduce our growth to a level that can be supported by our cash flow.  Without additional capital, we may not be able to: further develop or enhance our services and products; acquire necessary technologies, products or businesses; expand operations in the United States or internationally; make acquisitions; hire, train and retain employees; market our services and products; or respond to competitive pressures or unanticipated capital requirements.

We may experience difficulties integrating recent and future acquisitions.

As a result of recent acquisitions and, as part of our general business strategy, we expect to make more acquisitions and to experience significant growth and expect such growth to continue into the future.  There are numerous risks involved in the acquisition of other businesses, including difficulties in the integration of acquired companies and their operations, products and services; failure to achieve projected synergies; requiring the focus of management to the detriment of other aspects of our business; possible assumption of unknown liabilities; loss of customers or employees of acquired businesses; dilution to our shareholders and the reduction of our reported earnings as a result of the amortization of intangible assets acquired.  This growth is expected to place a significant strain on our management, financial, operating and technical resources.  Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations.  There can be no assurance that we will be able to effectively integrate the acquired companies, including thinkorswim and mytrade, with our own operations.  Expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures.  Accordingly, our performance and profitability will depend on the ability of our officers and key employees to (i) manage our business and our subsidiaries as a cohesive enterprise, (ii) manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures, (iii) add internal capacity, facilities and third-party sourcing arrangements as and when needed, (iv) maintain service quality controls, and (v) attract, train, retain, motivate and manage effectively our employees.  There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations.  Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.

thinkorswim operates in a highly regulated industry and compliance failures could adversely affect our business.

Our securities broker-dealer segment operates under extensive regulation, which increases our cost of doing business and may be a limiting factor on the operations and development of our business.  Our securities broker-dealer business and operations are subject to regulation by the SEC, the Financial Industry Regulatory Authority (“FINRA”) f/k/a NASD, IDA, and OSC in Canada,  national security exchanges and state securities commissions.  We also may be subject to regulation by securities regulatory authorities in foreign countries where our customers are located.  The securities industry in the United States covers all aspects of the securities business, including:

•                  sales and marketing methods;

•                  trade practices;

•                  use and safekeeping of customer funds and securities;

•                  capital structure;

•                  record-keeping;

•                  financing of customers’ purchases; and

•                  conduct of directors, officers and employees.

Our securities broker also provides futures brokerage services and is registered through the National Futures Association  (“NFA”) as an introducing broker.  The futures industry is also subject to comprehensive statutes, rules and regulations, including margin requirements, trading restrictions, customer regulations and net capital requirements.  Participants in the futures industry are subject to regulation by the Commodity Futures Trading Commission (“CFTC”), NFA and other self-regulatory organizations (“SROs”), including futures exchanges and boards of trade.  The regulation of futures transactions in the United States is an extensive and rapidly changing area of law and is subject to modification by government and judicial action.

Our investment advisory subsidiary is registered with and regulated by the SEC and is subject to the regulations of the states in which it does business.

As thinkorswim grows, it is subject to increasing attention from regulators, even for routine audits and examinations.  This higher level of scrutiny requires that thinkorswim’s management devote more time to regulatory matters.

Failure to comply with any of the laws, rules or regulations applicable to us, even inadvertently, could lead to adverse consequences including investigation, censure, fine, the issuance of cease-and-desist orders, other penalties from regulatory agencies, criminal penalties, civil lawsuits, or the suspension or disqualification of our subsidiaries, directors, officers or employees.  Any of these consequences could adversely affect our securities broker-dealer business, our futures business and/or our advisory business.

If we fail to attract students and brokerage customers in a cost-effective manner, our financial position may be negatively impacted.

Our profitability and growth depends on increasing our student base and our brokerage customer base in a cost-effective manner.  We incur significant marketing expenses in connection with our educational operations.  Although we have spent significant financial resources on advertising and related expenses and plan to continue to do so, there can be no assurance that these efforts will be cost-effective at increasing our student base and that our students and their contacts will continue to open brokerage accounts at thinkorswim.  Advertising and marketing costs are likely to increase in the foreseeable future, and we may not have the same ability to expand our advertising and marketing budgets as our larger competitors.  Finally, the advertising and marketing activities of thinkorswim are subject to regulation by FINRA and the NFA.  These SROs impose limitations on our sales methods and our ability to make payments to third party marketers.  Our failure to successfully market our products and services to student and brokerage customers can negatively impact our business and financial condition.

We rely on our strategic partners to provide us with access to leads and customers.

We currently access more than 43 percent of our Investor Education sales transaction volume through co-marketing relationships.  Our strategic partners may enter into identical or similar relationships with our competitors, which could diminish the value of the partners for customer acquisition.  Our strategic partners could terminate their relationship with us.  The businesses of our strategic partners could contract, or such strategic partners could experience financial difficulties.  If any of our strategic partners, and in particular Success Magazine Investor Education, LLC, were to terminate their relationship with us or were to decrease operations or experience serious financial difficulties, our ability to distribute our educational products and services could be materially impaired.  In addition, since our merger with thinkorswim, our educational subsidiaries have been the referral source for a substantial percentage of thinkorswim’s new customers.  Any reduction in our sales of education products and services are likely to decrease our referral of new customers to thinkorswim.  We may not be able to maintain our existing relationships or enter into new strategic relationships with co-marketing partners.

Changes in legislation or regulations may affect our ability to conduct our business or reduce our profitability.

The regulatory environment in which we operate may change.  These changes may affect our ability to conduct our business or reduce our profitability.  Our activities may be affected not only by legislation or regulations of general applicability, but also by industry-specific legislation or regulations.  Our brokerage customers may also be affected by changes in rules and regulations that could negatively impact us. The SEC, other U.S. or foreign governmental authorities, FINRA, the NFA or other SROs may adopt new or revised regulations which affect our business.  Changes in the interpretation or enforcement of existing laws and rules by those entities may also affect our business.

In addition, we use the Internet as the distribution channel to provide services to our customers.  We must comply with a variety of federal and state laws affecting the content of materials distributed over the Internet, as well as regulations and other laws restricting the collection, use and disclosure of personal information that we may obtain in the course of providing our online services.  As online advertising becomes more popular and more complex, it is possible that such activities will become more tightly regulated.  Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business.  A number of regulatory agencies have recently adopted regulations regarding customer privacy and the use of customer information by service providers.  Additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, privacy, taxation, content and quality of products and services delivered over the Internet.  Compliance with future laws and regulations, or existing laws as they may be interpreted in the future, could be expensive, time consuming, impractical or impossible.

Failure to comply with any of the laws, rules or regulations applicable to us, even inadvertently, could lead to adverse consequences including censure, fine, the issuance of cease-and-desist orders or the suspension or disqualification of directors, officers or employees.  It is also possible that any noncompliance could subject us to criminal penalties and civil lawsuits.  An adverse ruling against us, or our officers, or other employees could cause us, or our subsidiaries, or our officers and other employees to pay a substantial fine or settlement, and could result in their suspension or expulsion.  Any of these consequences or events could have a material adverse effect on our business and financial condition.

Our broker-dealer subsidiary has experienced substantial growth.

thinkorswim has experienced substantial growth over the past year and its rate of growth has increased significantly since the merger.  Such rapid growth has placed significant demands on thinkorswim’s management and other resources.  As a result, thinkorswim will need to attract, hire and retain highly skilled and motivated officers and employees.  We cannot assure you that we will be able to attract or retain the officers and employees necessary to manage this growth effectively.

Many of our competitors have greater financial, technical, marketing and other resources.

Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of brokerage, brokerage related and educational products and services.  Many also have greater name recognition, greater market acceptance and larger customer bases.  These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services than we do.  Moreover, some of our competitors have established relationships among themselves or with third parties to enhance their products and services.  This means that our competitors may be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.

The market for electronic brokerage services is rapidly evolving and intensely competitive.  We expect the competitive environment to continue in the future.  Our brokerage operations face direct competition from numerous online and software-based brokerage firms, including Charles Schwab & Co., Inc., Fidelity Brokerage Services, LLC, E*TRADE Group, Inc., TD Ameritrade, Inc., TradeStation Group, Inc., OptionsXpress, Inc. and TradeKing.  Our brokerage operations also encounter competition from the broker-dealer affiliates of established full commission brokerage firms as well as from mutual fund sponsors, banks and other organizations that provide online brokerage services.  Many of our competitors in the brokerage industry have greater financial, technical, marketing and other resources, and have greater name recognition and a more extensive customer base than we do.

This intense competition in the brokerage industry has resulted in several trends that may adversely affect our financial condition and results of operations, including the implementation of new pricing strategies; the development by our competitors of products and services and enhancements; consolidation in the industry and increased emphasis on advertising and promotional efforts. In addition, some of our competitors are actively pursuing a larger share of the options trading market.

We believe that the general financial success of brokerage operations within the online brokerage industry will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial information and others.  These companies may provide a more comprehensive suite of services than we do.  We may not be able to compete effectively with our current or future competitors.

Downturns or disruptions in the securities markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing.

A significant portion of our revenues now comes from online investing services; we expect this business to continue to account for an increasingly significant portion of our revenues in the foreseeable future.  Like other financial services firms, we are affected directly by national and global economic, political and market conditions, broad trends in business and finance, distributions to the securities markets and changes in volume and price levels of securities and futures transactions.  Historically, securities trading volume in the United States has fluctuated considerably.  We expect our revenues to be adversely affected by periods of low trading volume.  Decreases in trade volume may be more significant for us with respect to our less active customers, increasing our dependence on our more active trading customers who receive more favorable pricing based on their trade volume.  Decreases in volumes, as well as securities prices, are also typically associated with a decrease in margin borrowing.  Because we receive a portion of the revenue our clearing firms generate from interest charged on margin borrowing by our customers, such decreases result in a reduction of revenue.  When transaction volume is low, our operating results may suffer in part because some of our overhead costs may remain relatively fixed.

We are subject to various forms of credit risk, and those risks could have a material adverse effect on our financial situation.

Our brokerage operations are subject to substantial credit risk.  Credit risk may arise, for example, from holding securities of third parties; executing securities or futures trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through margin loans or other arrangements, including forex transactions.

Many of the customer accounts of our brokerage business are margin accounts.  Our customer futures accounts trade on margin, as well. In margin transactions, we may be obligated for credit extended to our customers by our clearing firms, because we indemnify our clearing firms for our customers’ debits and defaults.  Margin credit is collateralized by cash and securities in the customers’ accounts.  We also execute customer transactions involving the sale of securities, not yet purchased which result in our clearing firms extending leverage to our customers for which we may be ultimately responsible.  Leverage involves securing a large potential future obligation with a proportional amount of cash or securities.  We introduce forex transactions to Penson Financial Services, Inc. (“Penson”), which involve substantial amounts of leverage.  The risks associated with margin credit and leverage increase during periods of fast market movements or in cases where leverage or collateral is concentrated and market movements occur.  During such times, customers who utilize margin credit or leverage and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of liquidation.  When our clearing firms extend margin or our customers use leverage, our clearing firms may be exposed to significant off-balance-sheet credit risk in the event customer collateral is not sufficient to fully cover losses that customers may incur.  In the event customers fail to satisfy their obligations, our clearing firms may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customers’ obligations.

We expect this kind of exposure to increase with growth in our overall securities broker-dealer and other brokerage business.  Because we indemnify and hold harmless our clearing firms from certain liabilities or claims, the use of margin credit, leverage and short sales may expose us to significant off-balance-sheet risk in the event that collateral requirements are not sufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations.  The amount of risk to which we are exposed from the leverage our clearing firms extend to our customers and from short sale transactions by our customers is unlimited and not quantifiable as the risk is dependent upon analysis of a potential significant and undeterminable rise or fall in stock prices.

Our exposure to litigation could adversely affect our business and results of operations.

We are from time to time involved in various lawsuits and legal proceedings.  Although we currently are not a defendant in any material legal proceedings, any claim, with or without merit, could result in costly litigation, subject us to undetermined penalties, or require us to modify or cease sales of our products or services, any of which could have a material adverse effect on our business and results of operations.

The loss of or change in our third-party vendors may adversely affect our business.

We rely on a number of third parties for various services.  These include the services of other broker-dealers, market makers and exchanges to execute customer orders and other third parties for clearing and related back-office services and other information necessary to run our business, including transaction summaries, data feeds for compliance and risk management, execution reports and trade confirmations.  Third-party content providers provide us with all of the financial information, market news, charts, option and stock quotes, research reports and other fundamental data that we offer to customers.  Furthermore, we have offsite third-party data center operations that are critical to our business.

We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs.  An interruption in or the cessation of service by any third-party service provider as a result of systems failures, capacity constraints, financial constraints or problems, unanticipated trading market closures or for any other reason, and our inability to make alternative arrangements in a smooth and timely manner, if at all, may impact our ability to process trades and have other material adverse effects on our business, financial condition and operating results.

We rely on a few key employees whose absence or loss could disrupt our operations or be adverse to our business.

We are highly dependent on the experience of our senior management team in the continuing development of our operations.  The loss of the services of certain of these individuals would have a material adverse effect on our business.  Although we have employment and non-competition agreements with certain of our key employees, as a practical matter, those agreements will not assure the retention of our employees.  We currently do not maintain key man insurance on any member of our senior management team.

We are subject to interest rate risk exposure.

thinkorswim’s clearing firms pay us a portion of the revenue they generate from the difference between the interest they earn by investing our customer cash and the interest they pay to our customers on such cash.  A rising interest rate environment will generally result in an increase in the spread our clearing firms generate and a corresponding increase in the amounts of that spread that is paid to us.  A declining interest rate environment will generally result in a decrease in the spread our clearing firms generate and a corresponding decrease in the amounts of that spread that is paid to us.

Our risk management policies and procedures may not be effective and may leave us exposed to unidentified or unexpected risks.

Our policies, procedures and practices used to identify, monitor and control a variety of risks may fail to be effective.  thinkorswim is particularly dependent upon risk management systems because it has indemnified its clearing firms for any losses incurred by its clearing firms from thinkorswim’s customers.  As a result, we face the risk of losses, including losses resulting from firm errors, customer defaults, market movements, fraud and money laundering.  Our risk management methods rely on a combination of technical and human controls and supervision that are subject to error and failure.  Some of our methods of managing risk are based on internally developed controls and observed historical market behavior, and also involve reliance on industry standard practices.  These methods may not adequately prevent futures losses, particularly when there are extreme market movements that exceed historical precedent.  These methods may not adequately prevent losses due to technical errors or the failure of our software or systems.

Systems failures and delays could harm our business.

We deliver educational products and services and receive and process trade orders through a variety of electronic channels.  Our online services are heavily dependent on the integrity of the systems supporting them.  Our systems and operations, including our Web servers and those of our third-party service providers, are vulnerable to damage or interruption from human error, sabotage, encryption failures, break-ins, intentional acts of vandalism, earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems and operations, and similar events.  Our disaster recovery planning cannot account for all eventualities.  In addition, unusually high trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail.  While we have invested significant amounts to upgrade the reliability and scalability of our systems, there can be no assurance that our systems will be sufficient to handle such extraordinary trading volumes.

Systems failures or delays may occur in the future and could cause, among other things, unanticipated disruptions in service to our customers, slower system response time resulting in transactions not being processed as quickly as our customers desire, decreased levels of customer service and customer satisfaction and harm to our reputation.  If any of these events were to occur, we could lose customers, incur additional expenses or financial losses, become involved in customer litigation or become subject to regulatory sanctions.

Our business also depends on the continued reliability of the Internet infrastructure.  The Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements.  In addition, viruses, worms and similar programs may harm the performance of the Internet.  The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future.  These outages and delays could reduce the level of Internet usage and our business could be materially adversely affected.

Our business may suffer if we are not successful in developing, maintaining and defending proprietary aspects of technology used in our products and services.

Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology.  Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity.  Any such litigation, even if we prevailed, could be costly, divert resources and could have a material adverse effect on our business, operating results and financial condition.  We can give no assurance that our means of protecting our proprietary rights will be adequate, or that our competitors will not independently develop similar technology.  Any failure by us to protect our intellectual property could have a material adverse effect on our business, operating results and financial condition.  We integrate third-party software into code creating and supporting some of our products and services.  This third-party software may not continue to be available on commercially reasonable terms.  If we are unable to maintain licenses to the third-party software included in the code supporting our product services, features of our products or services could be unavailable, until equivalent software could be developed or licensed and integrated.  This delay could adversely affect our business, operating results and financial condition.

We depend on continued growth in use of the Internet and online commerce.

Our ability to expand our delivery platforms and penetrate new markets could be stagnated without continued growth in the use and efficient operation of the Internet.  Web-based markets for information, products and services are new and rapidly evolving.  If Internet usage does not continue to grow or grows slower than anticipated, we may be unable to secure new sponsorship and subscription arrangements for our offerings.  To the extent the investor educational segment of our business relies on web-based delivery platforms, our operations will also be dependent on adequate network infrastructure, consistent quality of service and availability to customers of cost-effective, high-speed Internet access.  Our brokerage business is online and is entirely dependent on the Internet.  If our systems cannot meet customer demand for access and reliability, these requirements will not be satisfied, and customer satisfaction could degrade substantially, adversely affecting our prospects for market penetration and profitability.

Our inability to protect our intellectual property rights or our infringement of the intellectual property rights of others could adversely affect our business.

Patents of third parties may have an important bearing on our ability to offer certain of our products and services.  Our major competitors, as well as other companies and individuals may obtain and may have obtained patents related to the educational tools and the technologies for trading the types of products and providing the services we offer or plan to offer.  We cannot assure you that we are, or will be, aware of all patents containing claims that may pose a risk of infringement by our products and services.  In addition, some patent applications in the United States are confidential until a patent is issued and, therefore, we cannot evaluate the extent to which technology concerning our products and services may be covered or asserted to be covered by claims contained in pending patent applications.  In general, if one or more of our products or services were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing those patents.  An adverse ruling arising out of any intellectual property dispute could also subject us to significant liability for damages.

We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such license would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms.  If we are unable to obtain licenses with respect to patents held by others, and are unable to redesign our products or services to avoid infringement of any such patents, this could materially adversely affect our business, financial condition and operating results.

Also, protection may not be available for our intellectual property.  Although we have numerous registered trademarks in the United States and other countries, we do not have any patents on our educational tools or trading related technology and there can be no assurance that we will be able to secure significant protection for any of this intellectual property.  It is possible that our competitors will adopt technology or product or service names similar to ours, thereby impeding our ability to distinguish our technology and build brand identity, possibly leading to customer confusion.  Our inability to adequately protect our marks could have material adverse effect on our business, financial condition and operating results.

Requirements associated with being a public company require significant company resources and management attention.

As a public company, we are subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC and the NASDAQ Global Market.  We continue to work with our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations.  These areas include corporate governance, internal controls, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.  However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.  In addition, compliance with reporting and other requirements applicable to public companies, including under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board, create additional costs for us and require substantial amounts of time and attention of our management.  We cannot predict or estimate the future amount of the costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

Failure to maintain adequate internal controls could adversely affect our business.

We are subject to internal control requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board.  These laws, rules and regulations continue to evolve and could become increasingly stringent in the future.  We have undertaken actions to enhance our ability to comply with the requirements of the Sarbanes-Oxley Act of 2002, including, but not limited to, the increased allocation of the accounting department resources, documentation of existing controls and implementation of new controls or modification of existing controls, as deemed appropriate.  Control deficiencies have been identified from time to time, and we have undertaken actions to remediate them.

We continue to devote substantial time and resources to the documentation and testing of our controls, and to planning for and implementation of remedial efforts in those instances where remediation is indicated.  If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time; we could be subject to regulatory actions, civil or criminal penalties or shareholder litigation.  In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, results of operations and cash flows.

We may be liable for invasion of privacy or misappropriation by others of our users’ information, which could adversely affect our reputation and financial results.

Some of our services require the disclosure of sensitive information by the user.  We rely on a number of security systems for our services to protect this information from unauthorized use or access.  We cannot predict whether new technological developments could circumvent these security measures.  If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims.  In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies.  We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Downturns in the securities markets increase the credit risk associated with margin.

We permit customers to purchase securities on margin.  Our clearing firms provide margin financing to our customers.  Under the terms of our clearing agreements, we indemnify our clearing firms for our customer debit balances.  When the market declines rapidly, there is an increased risk that the value of the collateral our clearing firms hold in connection with these transactions could fall below the amount of a customer’s indebtedness, which increases the risk of customer debit balances.

Reduced spreads in securities pricing and reduced levels of trading activity could harm our business.

In addition to commissions, we generate a portion of our brokerage revenue from payment for order flow.  As is customary in the industry, our payment for order flow arrangements are not subject to written agreements.  Consequently, they could be adjusted or terminated at any time.  If these payments were reduced or eliminated, our business could be adversely affected.  The increase in computer generated buy/sell programs in the marketplace has continued to tighten spreads, resulting in reduced revenue capture per share by the specialist and market-making community and reduced payment for order flow revenues for a brokerage firm like us.  Any changes in the marketplace, such as quoting of options in smaller increments, that reduce the spread available for market makers and other liquidity providers, who are the parties that pay us for order flow, could negatively impact our cash flow from these sources.

Losses due to employee or customer fraud could have an adverse effect on our business.

We are exposed to potential losses resulting from fraud and other misconduct by employees, customers or third parties.  Employees may bind us to transactions that exceed authorized limits or present unacceptable risks, hide from us unauthorized or unsuccessful activities or improperly use confidential information.  Third parties may engage in fraudulent activities, including fraudulent access to legitimate customer accounts, the use of false identities to open accounts, or the use of forged or counterfeit checks for payment.  Such types of fraud may be difficult to prevent or detect, and we may not be able to recover the losses caused by such activities.  Any such losses could have a material adverse effect on our business, financial condition and operating results.

Servicing customers outside the United States involves special challenges that we may not be able to meet, which could negatively impact our financial results.

Since our services are available over the Internet in foreign countries and we have customers residing in foreign countries, foreign jurisdictions may claim that we are required to qualify to do business in their country.  We believe that the number of our customers residing outside of the United States will increase over time.  We may be required to comply with the laws and regulations of each country in which we conduct business, including laws and regulations currently in place or which may be enacted related to Internet services available to their citizens from service providers located elsewhere.  Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on our business, financial condition and operating results.

Our operations outside of the United States are subject to political, investment and local business risks.

In 2007, thinkorswim organized Canadian and Australian subsidiaries.  The Canadian subsidiary is currently operating as a registered brokerage firm, and the Australian subsidiary is in the process of registering as a brokerage firm.  While the amount of revenues from such operations are not currently material to the Company, operations outside of the United States are subject to a variety of risks which are different from or additional to the risks we face within the United States. Among others, these risks include:

•                  imposition of limitations on the remittance of dividends and payments by foreign subsidiaries;

•                  adverse currency exchange rate fluctuations, including significant devaluations of currencies;

•                  tax-related risks, including the imposition of taxes and the lack of beneficial treaties, that result in a higher effective tax rate for us;

•                  difficulties in enforcing agreements and collecting receivables through certain foreign local systems;

•                  domestic and foreign customs, tariffs and quotas or other trade barriers;

•                  difficulties in protecting intellectual property;

•                  hiring and retaining qualified management personnel for our overseas operations; and

•                  required compliance with a variety of local laws and regulations which may be materially different than those to which we are subject in the United States.

The occurrence of one or more of the foregoing factors could have a material adverse effect on our international operations.

Failure to comply with net capital requirements could adversely affect our business.

The SEC and the NASD have strict rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and introducing brokers.  thinkorswim is required to comply with these net capital requirements.  If it fails to maintain the required net capital, the SEC could fine thinkorswim or even suspend or revoke its registration, or FINRA could sanction thinkorswim, including limiting its growth or expelling it from membership.  Any of these actions could have a material adverse effect on our securities broker-dealer business.  If such net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, operations that require the use of capital would be restricted. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our then present levels of business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

thinkorswim has net capital requirements under CFTC and NFA regulations; however, because it is an introducing broker and its net capital requirements under the SEC rules are greater than its net capital requirements would be if it were only registered as an introducing broker, the SEC net capital rule governs our capital requirements on the futures side as well.

As a holding company, we access the earnings of our broker-dealer subsidiary through the receipt of dividends from that subsidiary.  Net capital requirements may limit our ability to access those earnings.

We are dependent on clearing agents, including Penson Financial Services, Inc., and any failures by them or difficulties in our relationships could materially harm our business.

Our securities broker-dealer business and our futures brokerage business is dependent on Penson and certain other clearing agents, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), for the clearing and orderly processing of our transactions and the holding of our customers accounts and securities and futures positions.  Our clearing agreements with Penson, ML, and our other clearing firms may be terminated by any of the parties upon prior written notice.  Breaches or termination of these agreements or the clearing firms’ agreements with their third-party suppliers and sources of financing could harm our securities broker-dealer business and our futures business.  Termination of our relationship with Penson, ML, or any of our other clearing firms could have a material adverse effect on our business.  We would have to enter into agreements with other clearing firms and there is no assurance we could enter into agreements on favorable or satisfactory terms. Moreover, we have agreed to indemnify and hold harmless our clearing firms from certain liabilities or claims, including claims arising from the transactions of our customers, and may incur significant costs as a result of customer losses.

Any negative changes in economic conditions, significant price increases, inflation or adverse events related to various industries, or the willingness of investors to trade could harm discretionary spending and have a material adverse effect.

We believe that the level of public interest in investing, particularly in the securities and option markets as well as electronic trading has significantly influenced the market for these products and services.  The securities markets have experienced substantial volatility in recent periods.  Sharp drops or sustained or gradual declines in securities prices or other developments in the securities markets typically could cause individual investors to be less inclined to invest in the securities markets, which would be likely to result in reduced interest in our investor educational products and services.

Laws and regulations can affect the operations of the education segment of our business and may limit our ability to operate in certain jurisdictions.

Federal, state and international laws and regulations impact our operations and may limit our ability to obtain authorization to operate in some states or countries.  Many federal, state and international governmental agencies assert authority to regulate providers of investment education programs.  Although we believe that we are currently in compliance with all such regulations, there can be no assurance that the federal, state or international regulatory structure will not change.  For example, if we were required to comply with, or found to be in violation of, a regulatory body’s current or future licensing or regulatory requirements, we could be subject to civil or criminal sanctions, including monetary penalties.  Additionally, we could be required to incur significant on-going expenses to comply with regulatory requirements or, conceivably, could be barred from providing investment education services in that jurisdiction.  If any of these things occur, it could have a material adverse effect on our business and results of operations and may cause our stock price to decline.

Our ability to offer courses may be affected by natural disaster, strikes and other unpredictable events.

Natural disasters, external labor disruptions and other adverse events may affect our ability to conduct our business, resulting in loss of revenue.  Severe blizzards or floods may reduce the ability of our course participants to travel to our courses.   These natural disasters may also disrupt the printing and transportation of the materials used in our direct mail campaigns.  Furthermore, postal strikes could occur in the countries where we operate which could delay and reduce delivery of our direct mail marketing materials.  Transportation strikes could also occur in the countries where we operate, adversely affecting course attendance.  The future occurrence of any of these events could have a material adverse effect on our business and results of operations and may cause our stock price to decline.

We may suffer losses if our reputation is harmed.

Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged.  If we fail, or appear to fail, to deal with various issues that may give rise to reputational risk, we could harm our business prospects.  These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, marketing and sales practices, delivering products and services of high quality and the proper identification of the legal, credit, liquidity, and market risks inherent in our business.  Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

Risks Related to our Common Stock and This Offering

The market price of our common stock is subject to significant fluctuations due to a number of factors that are beyond our control.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. During the twelve-month period ended March 14, 2008, the closing sale prices of our common stock on the NASDAQ Global Market has ranged from a low of $9.36 to a high of $18.15 per share.  We expect our common stock to continue to be subject to fluctuations.  Factors that could cause fluctuation in the stock price may include, among other things:

•                  actual or anticipated variations in quarterly operating results;

•                  changes in our relationships with our strategic partners;

•                  acquisitions and the operating results of the businesses we acquire;

•                  the sale of shares of our common stock by our significant stockholders;

•                  announcements of technological advances by us or our competitors;

•                  conditions or trends in our industry, including demand for our products and services, technological advances and governmental regulations;

•                  litigation involving or affecting us;

•                  changes in financial estimates by us or by any securities analysts who might cover our stock; and

•                  additions or departures of our key personnel.

Broad market and industry factors could also adversely affect the market price of our common stock, regardless of our actual operating performance.  The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly.

If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our common stock will have on the market price of our common stock.  We issued approximately 19.1 million shares of our common stock in connection with our merger with thinkorswim.  In addition to the shares of common stock registered for resale under this prospectus, we registered approximately 10.3 million shares of common stock for resale under a registration statement effective August 7, 2007 for the benefit of the previous securityholders of thinkorswim. In addition, we are obligated to effect a shelf registration for an additional approximately 3.1 million shares on or before February 15, 2009, for the benefit of Tom Sosnoff and Scott Sheridan, the selling stockholders under this prospectus; provided, that upon the termination of their employment for other than cause, death or disability, such registration statement for the terminating employee’s shares must be filed within thirty days of the terminating event. The market price of our common stock could drop significantly if certain large holders of our common stock, or recipients of our common stock in connection with an acquisition, including thinkorswim, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner.  In addition, these sales could impair our ability to raise capital through the sale of additional common stock in the capital markets.

Our ability to issue preferred stock could adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 1,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our Board of Directors. Accordingly, subject to any contractual limitations, we may issue shares of any series of preferred stock that would rank senior to the common stock as to voting or dividend rights or rights upon our liquidation, dissolution or winding up without the consent of the holders of common stock.

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us.  Such provisions, including those limiting who may call special stockholders’ meetings, the possible issuance of our preferred stock without stockholder approval, and a classified Board of Directors with staggered three year terms, may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.  We currently intend to retain any future earnings to support our operations and growth.  Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our Board of Directors may deem relevant. In addition, our credit facility restricts the payment of dividends.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock being offered by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders, the Tom Sosnoff Living Trust and Scott Sheridan, are former securityholders of thinkorswim and received the shares being offered by this prospectus in connection with our merger with thinkorswim on February 15, 2007.  Prior to the merger, Tom Sosnoff, trustee of the Tom Sosnoff Living Trust, served as Chief Executive Officer and Scott Sheridan served as President of thinkorswim. Both served as directors of thinkorswim prior to the merger and have served as members of our Board of Directors since the merger with thinkorswim on February 15, 2007.  Except as set forth in the table below, the selling stockholders have not otherwise held any position or office or had any other material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

We are registering the shares pursuant to our obligations under a stockholders’ agreement with the selling stockholders. We have agreed to keep the registration statement of which this prospectus constitutes a part effective until the earlier of February 15, 2010 or the date on which all of the securities being offered by the selling stockholders under this prospectus have been sold.

The following table sets forth information as of March 12, 2008, regarding beneficial ownership of our common stock by those stockholders who may use this prospectus as a selling stockholder.  We have prepared the following table based on information given to us by, or on behalf of, the selling stockholders on or before that date.  We have not independently verified this information.  Information about the selling stockholders may change over time.  The term “Selling Stockholders” includes the Selling Stockholders listed below and their pledgees, assignees, transferees, donees and successors-in-interest.  We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be offered and sold to identify such pledgees, assignees, transferees, donees and successors-in-interest.  The registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares. For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares	Shares of Common Stock Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent	Being Offered	Number	Percent
Tom Sosnoff Living Trust(2)	4,527,206	6.9%	1,541,589	2,985,617	4.5%
Scott D. Sheridan and related parties(3)	4,527,205	6.9%	1,541,589	2,985,616	4.5%

(1)  Based on 66,013,765 shares of common stock outstanding as of March 12, 2008. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)  Tom Sosnoff is the trustee and has sole voting discretion and investment control over the securities held by the Tom Sosnoff Living Trust.  Includes (i) 1,000 shares that Mr. Sosnoff owns individually and (ii) 114,446 shares of common stock he has a right to acquire pursuant to options granted to Mr. Sosnoff individually on February 15, 2007, none of which shares are being offered in this prospectus. Also includes 7,220 shares that are included in the Registration Statement of the Company that was declared effective by the SEC on August 7, 2007 (the “Prior Registration Statement”), which shares for purposes of this table are not assumed to be sold after completion of this offering, Mr. Sosnoff is President of thinkorswim and serves as a member of our Board of Directors and as a member of the Board of Directors of thinkorswim and its subsidiaries.  The selling stockholder is an affiliate of thinkorswim, a registered broker-dealer.  See Plan of Distribution for additional disclosure.

(3)  Includes 24,857 shares held by Scott Sheridan, Beth Kurensky and Marc Sheridan as co-trustees of the Scott Sheridan Trust u/a/d 2/15/96 (the “Sheridan Trust”), 8,285 of which are being offered pursuant to this prospectus. Scott Sheridan, Beth Kurensky and Marc Sheridan are deemed to have shared voting and investment control of the shares held by the Sheridan Trust. Also includes 114,445 shares of common stock Mr. Scott Sheridan has a right to acquire pursuant to options granted to him on February 15, 2007. Also includes 7,220 shares that are included in the Prior Registration Statement, which shares for purposes of this table are not assumed to be sold after completion of this offering.  Mr. Scott Sheridan is Executive Vice President of thinkorswim and serves as a member of our Board of Directors and as a member of the Board of Directors of thinkorswim and its subsidiaries.  The selling stockholder is an affiliate of thinkorswim, a registered broker-dealer.  See Plan of Distribution for additional disclosure.

PLAN OF DISTRIBUTION

                The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Subject to contractual limitations, the selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions in which the broker-dealer solicits purchasers;

•                  one or more block transactions, including transactions in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker-dealer acts as agent on both sides of the trade;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales or transactions to cover short sales relating to shares;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 of the Securities Act if available, rather than under this prospectus.

thinkorswim will not be conducting sales of our common stock for the selling stockholders.  Accordingly, all shares of the stock sold through broker-dealers will be conducted through independent broker-dealers selected by the selling stockholders.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.  Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both.  Neither we nor the selling stockholders can presently estimate the amount of compensation that any broker-dealer or agent will receive.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions, and will be in amounts negotiated in connection with transactions involving shares, however, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than eight (8) percent for the sale of any securities being registered hereunder.

The selling stockholders also may from time to time loan or pledge shares, and if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the pledged shares under this prospectus, or under a supplement to this prospectus, by amending the list of the selling stockholders to include the pledge, transferee or other successor in interest as a selling stockholder under this prospectus, if necessary.  The selling stockholders also may donate or transfer the shares in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, and in such event, if applicable, we will file a prospectus supplement to identify any such successor as a selling stockholder.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

The selling stockholders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals.  The selling stockholders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders and any brokers, dealers, or agents that participate in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  In such event, any compensation received by such broker, dealer or agent and any profits realized by the selling stockholders may be deemed to be underwriting discounts and commissions under the Securities Act.  Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of that act.  Selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholder (i) did not acquire the shares of common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.  Based upon information we received from the selling stockholders, (i) each selling stockholder that is affiliated with a registered broker-dealer acquired the shares of common stock in the ordinary course of business and (ii) such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock at the time of acquisition.  We are not aware of any underwriting plan or agreement, underwriters or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.

The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution.  These restrictions may affect the marketability of such shares.

In connection with our merger with thinkorswim, we entered into a stockholders’ agreement with the securityholders of thinkorswim, including the selling stockholders. We have a current effective registration statement for approximately 10.3 million shares, covering the shares of our common stock issued to the securityholders of thinkorswim in the transaction, including 7,220 shares beneficially held by each of Messrs. Sosnoff and Sheridan. We were obligated to effect such registration statement pursuant to the stockholders’ agreement. In addition to the shares included in this prospectus, we are also obligated to effect a registration statement for an additional approximately 3.1 million shares beneficially owned in the aggregate by Messrs Sosnoff and Sheridan on or before February 15, 2009 pursuant to the stockholders’ agreement.

We are required by the stockholders’ agreement to file any amendments and supplements to this prospectus and the registration statement of which this prospects is a part as may be necessary to keep the registration statement effective until the earlier of February 15, 2010 or the date all of the securities offered hereunder are sold.

We will pay all of the expenses incident to the registration, offering, and sale of the shares for the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered under this prospectus will be passed upon for us by Sugar, Friedberg & Felsenthal LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of Investools Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act, with respect to the shares offered hereby.  This prospectus is part of the registration statement.  This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made for further information.  This prospectus does not contain all the information included in a registration statement because we have omitted parts of the registration statement as permitted by the SEC’s rules and regulations.  For further information about us, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete.  Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

We are a reporting company and also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy all or any portion of the registration statement or any reports, proxy statements, or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  In addition, our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.  Additionally, we make these filings available, free of charge, on our website at www.investools.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

                The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below (other than those furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K) and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K) after the date of this prospectus and prior to the termination of this offering:

•                  Annual Report on Form 10-K for the year ended December 31, 2007;

•                  Our Current Report on 8-K filed with the SEC on February 22, 2008; and

•                  The description of our common stock contained in the registration statement on Form 8-A filed with the SEC on May 22, 2006 pursuant to Section 12(g) of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

                We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost, upon written or oral request at the following address or telephone number:

Investools Inc.

Attn: Ida K. Kane

13947 South Minuteman Drive

Draper, Utah 84020

(801) 816-6918

ida.kane@investools.com

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

                The following is a statement of estimated expenses of the issuance and distribution of the securities being registered (other than underwriting discounts and commissions), all of which are being paid by the Registrant.

SEC Registration Fee	$1,338.92
Accounting Fees and Expenses	6,500.00
Legal Fees and Expenses	20,000.00
Printing Expenses	3,500.00
Miscellaneous	2,500.00
Total	$33,838.92

*All amounts are estimates except for the SEC Registration Fee.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    Section 145 of the Delaware General Corporation Law (“Section 145”), our amended and restated certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law.  Mandatory indemnification is required for directors and officers, and we provide for permissive indemnification for employees and agents.  Under the Merger Agreement, we are required for a period of six years from the acquisition date to cause thinkorswim to indemnify thinkorswim’s executive officers and directors serving immediately prior to the acquisition to the full extent permitted under Section 145.  Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power to indemnify him or her under our amended and restated certificate of incorporation and bylaws.

Item 16. EXHIBITS

5.1(1)                   Opinion of Sugar, Friedberg & Felsenthal LLP.

10.1(2)             Stockholders’ Agreement dated as of February 15, 2007.

23.1(1)             Consent of KPMG LLP.

23.2(1)             Consent of Sugar, Friedberg & Felsenthal LLP (included in the opinion filed as Exhibit 5.1).

24.1(1)    Power of Attorney (Included on the signature page).

(1)  Filed herewith.

(2)  Incorporated by reference from Exhibit 2 to Schedule 13D filed by Tom Sosnoff with respect to Investools Inc. with the SEC on February 23, 2007.

Item 17. UNDERTAKINGS

(a)           Investools Inc. hereby undertakes:

(1)                                  To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, New York, New York on March 28, 2008.

Investools Inc.

By:	/s/ LEE K. BARBA
Lee K. Barba
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lee K. Barba and Ida K. Kane, and each of them, his or her true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ LEE K. BARBA	March 28, 2008
Lee K. Barba, Director and
Chief Executive Officer
(Principal Executive Officer)

/s/ IDA K. KANE	March 28, 2008
Ida K. Kane,
Chief Financial Officer
(Principal Accounting and
Financial Officer)

/s/ F. WARREN MCFARLAN	March 28, 2008
F. Warren McFarlan, Director

/s/ LISA POLSKY	March 28, 2008
Lisa Polsky, Director

/s/ SCOTT D. SHERIDAN	March 28, 2008
Scott D. Sheridan, Director

/s/ TOM SOSNOFF	March 28, 2008
Tom Sosnoff, Director

/s/ DOUGLAS T. TANSILL	March 28, 2008
Douglas T. Tansill, Director

/s/ HANS VON MEISS	March 28, 2008
Hans von Meiss, Director